Exhibit 10.1
SEVERANCE AGREEMENT
     This Severance Agreement (“Agreement”), effective July 2, 2008, is between Intervoice, Inc., a Texas corporation (“Intervoice”), and Robert E. Ritchey (the “Executive”).
     WHEREAS, the Executive has previously served as the President and Chief Executive Officer, and presently serves as Chief Executive Officer, of Intervoice pursuant to the terms of an executive employment agreement (the “Employment Agreement”) dated and effective December 1, 2004, which was amended by the First Amendment to Employment Agreement effective May 8, 2006 (the “First Amendment”) and the Second Amendment to Employment Agreement effective February 28, 2008 (the “Second Amendment”) that modified certain terms of the Employment Agreement; and
     WHEREAS, the Employment Agreement, as amended by the First Amendment and Second Amendment (the “Amended Employment Agreement”) expires by its terms on August 31, 2008;
     WHEREAS, upon the expiration of the Amended Employment Agreement, the Executive will retire from Intervoice and his employment with Intervoice and any of its Affiliates (as defined in Paragraph 1.1 below) will then end; and
     WHEREAS, Intervoice and the Executive now wish to enter into an agreement providing for certain severance benefits to be provided to the Executive in exchange for a waiver and general release and other consideration upon the ending of the Executive’s employment pursuant to the expiration of the Amended Employment Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
1.0 Definitions. As used in this Agreement, the following terms have the following meanings:
     1.1 “Affiliate” means any other corporation, organization, association, partnership, sole proprietorship, or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with Intervoice.
     1.2 “Board” means the Board of Directors of Intervoice.
     1.3 “Code” means the Internal Revenue Code of 1986, as amended.
     1.4 “General Release Agreement” means an agreement, in the form and with the terms as shown in Exhibit A hereto, by which the Executive releases Intervoice and its Affiliates and all other released parties named therein from all claims he has or may have against them.
     1.5 “Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance thereunder.

     1.6 “Separation from Service” has the meaning determined by Intervoice in accordance with Treasury Regulations § 1.409A-1(h).
2.0 Compensation and Obligations Upon Expiration of the Amended Employment Agreement.
     2.1 Upon the expiration of the Amended Employment Agreement, as provided in Paragraph 3 of the Amended Employment Agreement, the Executive will retire from Intervoice and any of its Affiliates by whom he is then employed, and his employment with Intervoice and any such Affiliates will end. Intervoice and the Executive acknowledge that upon his retirement at the expiration of the Amended Employment Agreement, the Executive will be entitled only to the compensation and benefits, if any, provided for under the Amended Employment Agreement. Intervoice and the Executive understand and agree that such compensation and benefits do not include any severance pay, salary compensation beyond the last day of employment, or incentive compensation other than pursuant to the terms of any applicable incentive plans. In the event of any termination of the Executive’s employment with Intervoice prior to the expiration of the Amended Employment Agreement, the terms of the Amended Employment Agreement shall control the compensation, if any, to which the Executive is entitled.
     2.2 Intervoice and the Executive acknowledge that upon his retirement at the expiration of the Amended Employment Agreement, the Executive will be bound by the provisions of the Amended Employment Agreement that have obligations continuing beyond the end of the Executive’s employment. Such provisions include but are not limited to Paragraph 8 (Confidential Information), Paragraph 9 (Noncompetition and Nondisparagement Obligations), Paragraph 10 (Intellectual Property), and Paragraph 13 (Assistance in Litigation). The Executive acknowledges and reaffirms his obligations under such provisions and any other applicable provision of the Amended Employment Agreement.
3.0 Special Compensation and Benefits to the Executive Under this Agreement. Upon the Executive’s satisfaction of the terms and conditions of this Agreement, particularly including but not limited to timely compliance with the requirements to sign and not subsequently revoke the General Release Agreement as provided in Paragraph 4.2 herein, Intervoice will provide to the Executive the following special compensation and benefits:
     3.1 Intervoice will make a severance payment to the Executive in the amount of $592,500, representing 1.5 times the Executive’s current annual base salary. Such payment shall be made in lump sum within 40 days following the date of the Executive’s Separation from Service.
     3.2 If, at the time his employment ends, the Executive participates in one or more health plans offered by Intervoice and the Executive is eligible for and elects to receive continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, or pursuant to the terms of the retiree health plan option, if applicable, Intervoice will reimburse the Executive for 18 months, or, if shorter than that period, the period of such actual COBRA continuation coverage (or retiree health plan option, if applicable), the difference between the total amount of the monthly COBRA (or retiree health plan option, if applicable) premiums actually paid by the Executive for such continued health plan benefits and the total monthly amount of the premiums charged to
Severance Agreement, Page 2

active executive employees of Intervoice for the same health insurance coverage. Such reimbursement shall be made within the 60-day period following the Executive’s payment of each monthly COBRA (or retiree health plan option, if applicable) premium. Provided, however, that Intervoice’s reimbursement obligation under this Paragraph 3.2 shall terminate upon the earlier of (i) the expiration of the time period(s) described above or (ii) the date the Executive becomes eligible for health insurance coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which occurrence the Executive shall promptly report to Intervoice. The Executive’s eligibility for the retiree health plan option shall be determined solely by the terms of the applicable Intervoice plan, except that the ending of the Executive’s employment as set out in this Agreement shall be considered a retirement under such plan.
     3.3 Intervoice shall take action within 10 days following execution of this Agreement to cause those unvested options to purchase common stock in Intervoice listed on Exhibit B hereto to become fully vested effective as of the expiration of the Amended Employment Agreement.
     3.4 Intervoice shall take action within 10 days following execution of this Agreement to extend the period during which the Executive may exercise those options to purchase common stock in Intervoice listed on Exhibit B hereto to the earlier of (i) the date on which each such stock option would otherwise expire in the absence of the Executive’s retirement or other termination of employment or (ii) the date that is 18 months after the Executive’s retirement upon the expiration of the Amended Employment Agreement.
     3.5 Within 10 days after the Executive’s Separation from Service, Intervoice will transfer to the Executive ownership of the laptop computer and cellular telephone that the Executive had most recently used during his employment with Intervoice. Before, and within the 120-day period after, such a transfer, Intervoice shall have the right, at times and in a manner within Intervoice’s sole discretion, to inspect the laptop computer and cellular telephone and remove any confidential information or other Intervoice-related information in whatever manner Intervoice believes is appropriate. Intervoice will permit the Executive to continue to use his Intervoice e-mail account until November 30, 2008. In using such e-mail account after August 31, 2008, the Executive shall not make any representations indicating that he is still an employee or officer of Intervoice or is in any way permitted to bind Intervoice. The Executive shall take reasonable steps to preserve the confidentiality of Intervoice-related information in any e-mails or otherwise located on the electronic devices described in Paragraph 3.5.
     3.6 Intervoice will pay the Executive’s reasonable legal and out-of-pocket expenses incurred in connection with the preparation and negotiation of this Agreement or other draft agreements the parties have discussed in connection with the impending expiration of the term of the Amended Employment Agreement, up to a maximum total payment of $50,000. The Executive will provide written notice related to such expenses to Intervoice no later than August 31, 2008, and such payment will be made by Intervoice after receipt of such notice and before October 1, 2008.
4.0 Conditions to Entitlement to Special Compensation Under this Agreement. In order to be entitled to any of the compensation or benefits set forth in Paragraph 3, each of the following conditions must be satisfied:
Severance Agreement, Page 3

     4.1 The ending of the Executive’s employment must result solely from the Executive’s retirement upon expiration of the term of the Amended Employment Agreement as set out in Paragraph 3 of the Amended Employment Agreement and not from a termination because of Death, Inability to Perform, Cause, Good Reason, or by either party without Cause or Good Reason (all as defined in the Amended Employment Agreement) prior to the expiration of the term of the Amended Employment Agreement.
     4.2 The Executive must execute a General Release Agreement on each of the occasions and upon the terms specified below. Intervoice advises the Executive to consult with an attorney in connection with his decision regarding whether to sign the General Release Agreement.
          4.2.1 As a condition to the effectiveness of the actions to be taken by Intervoice pursuant to the provisions of Paragraphs 3.3 and 3.4 above, the Executive must, by not later than the twenty-second day after the final terms of the General Release Agreement have been provided to him for review and consideration, sign and return the General Release Agreement to Intervoice, and not thereafter revoke such General Release Agreement.
          4.2.2 As a prerequisite to Intervoice’s obligation to take the actions specified in Paragraphs 3.1, 3.2, 3.5, and 3.6 above, the Executive must within the three business days after, but not before, his Separation from Service with Intervoice (which date is more than 21 days after the final terms of the General Release Agreement have been provided to the Executive for review and consideration) sign and return the General Release Agreement to Intervoice, and not thereafter revoke such General Release Agreement.
     4.3 The Executive must comply in all respects with his continuing obligations under the Amended Employment Agreement.
5.0 Limited Release from Intervoice. Contingent on the Executive’s compliance with all of the terms and conditions of the Amended Employment Agreement and this Agreement, Intervoice provides to the Executive the following release of claims, which shall become effective only after the Executive has executed and returned to Intervoice both of the forms of General Release Agreement referred to in Paragraph 4 of this Agreement and only if the Executive does not exercise his right to revoke either of the General Release Agreements:
     5.1 Intervoice releases and discharges the Executive and his heirs, successors, and assigns from, and waives to the maximum extent permitted by law, any and all claims, liabilities, demands, and causes of action, whether fixed or contingent, that Intervoice may have or claim against any of them. Notwithstanding the foregoing, any claims, liabilities, demands, and causes of action based upon any of the following conduct are not waived or released, and Intervoice preserves the right to pursue all appropriate legal and equitable relief with respect to such conduct:
          5.1.1 Conduct that occurs or first becomes known to Intervoice after the date this Agreement is signed;
          5.1.2 Conduct that constitutes a violation of Paragraph 8, Paragraph 9, or Paragraph 10 of the Amended Employment Agreement;
Severance Agreement, Page 4

          5.1.3 Conduct that constitutes a felony, a violation of federal or state securities laws, or a criminal offense punishable by imprisonment or jail term of one year or more;
          5.1.4 Conduct for which any civil enforcement action is brought against the Executive and/or Intervoice by any regulatory agency, for actions or omissions related to the Executive’s employment with Intervoice; and
          5.1.5 Conduct that is a violation of Intervoice’s Code of Conduct or other policies and for which any lawsuit or other legal proceeding is brought against Intervoice.
     5.2 For purposes of Paragraph 5.1 and its subparagraphs, the term “Intervoice” includes Intervoice and its Affiliates.
6.0 Compliance with Section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Intervoice in its sole judgment to be subject to Section 409A shall be paid in a manner that Intervoice in its sole judgment determines meets the requirements of Section 409A and any related rules, regulations, or other guidance. If Intervoice determines that the Executive is a “specified employee” (as defined by Intervoice in accordance with Section 409A) on the date of the Executive’s Separation from Service, then, notwithstanding any provision of this Agreement to the contrary, no payment of compensation or provision of any benefit under this Agreement that is subject to Section 409A shall be made to the Executive during the period lasting six months from the date of the Executive’s Separation from Service unless Intervoice determines that there is no reasonable basis for believing that making such payment or providing such benefit would cause the Executive to suffer adverse tax consequences pursuant to Section 409A and the regulations and other guidance thereunder. If any payment to the Executive is delayed pursuant to the foregoing sentence, such amount instead shall be paid, without interest, on the first day of the month following the expiration of the six-month period referred to in the prior sentence. For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.
7.0 No Obligation to Pay. With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Intervoice to fail to make such payment to the Executive if (i) Intervoice is legally prohibited from making the payment; (ii) Intervoice would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.
8.0 Withholding Taxes. Intervoice shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including Social Security and Medicare contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.
9.0 Assumption by Successor. Intervoice shall ensure that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Intervoice, either by operation of law or written agreement, assumes the obligations of this Agreement. As used in this Agreement, “Intervoice”
Severance Agreement, Page 5

shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Intervoice that executes and delivers the agreement provided for in this Paragraph 9 or that otherwise becomes obligated under this Agreement by operation of law.
10.0 Binding Effect; No Assignment by the Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement. Intervoice is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement to an Affiliate of Intervoice. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
11.0 Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas except for its laws with respect to conflicts of laws. The exclusive forum for any lawsuit arising from or related to this Agreement shall be a state or federal court in Dallas County, Texas. This provision does not prevent Intervoice from removing to an appropriate federal court any action brought in state court. THE EXECUTIVE HEREBY CONSENTS TO, AND WAIVES ANY OBJECTIONS TO, REMOVAL TO FEDERAL COURT BY INTERVOICE OF ANY ACTION BROUGHT AGAINST IT BY THE EXECUTIVE.
12.0 JURY TRIAL WAIVER. IN THE EVENT THAT ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT RESULTS IN A LAWSUIT, BOTH INTERVOICE AND THE EXECUTIVE MUTUALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE FOR A JURY TO DECIDE THE ISSUES IN THE LAWSUIT, REGARDLESS OF THE PARTY OR PARTIES ASSERTING CLAIMS IN THE LAWSUIT OR THE NATURE OF SUCH CLAIMS. INTERVOICE AND THE EXECUTIVE IRREVOCABLY AGREE THAT ALL ISSUES IN SUCH A LAWSUIT SHALL BE DECIDED BY A JUDGE RATHER THAN A JURY.
13.0 Attorney’s Fees. Either Intervoice or the Executive, as applicable, shall have the right, pursuant to TEX. CIV. PRAC. & REM. CODE ANN. §38.001 et seq., to recovery of reasonable attorney’s fees, in addition to the amount of a valid claim and costs, for breach of this Agreement.
14.0 Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement. Provided, however, that this Agreement does not supersede the terms of (i) the Amended Employment Agreement, and (ii) the Employee Agreement on Ideas, Inventions and Confidentiality executed by the Executive on December 4, 2000.
Severance Agreement, Page 6

15.0 Modification; Waiver. No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Intervoice to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification, or discharge is sought to be enforced. The Executive acknowledges and agrees that no breach by Intervoice of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.
16.0 Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
17.0 Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.
18.0 Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
     IN WITNESS WHEREOF, Intervoice has caused this Agreement to be executed on its behalf by its duly authorized representative, and the Executive has executed this Agreement, effective as of the date first set forth above.

INTERVOICE, INC.		ROBERT E. RITCHEY

By:	/s/ David W. Brandenburg	/s/ Robert E. Ritchey

Printed Name:	David W. Brandenburg

Title:	Chairman of the Board

Severance Agreement, Page 7

EXHIBIT A TO SEVERANCE AGREEMENT
GENERAL RELEASE AGREEMENT
     This General Release Agreement is entered into pursuant to the provisions of the Severance Agreement between Robert E. Ritchey and Intervoice, Inc. (“Intervoice”) that became effective on July 2, 2008 (the “Severance Agreement”).
NOTICE TO ROBERT E. RITCHEY — READ CAREFULLY:
•    This General Release Agreement (1) does not have any effect (except as affected by the Jury Waiver provision below) on any claim you may have against the Released Parties unrelated to your employment or with respect to any rights or claims that may arise after the date this General Release Agreement is executed, and (2) does not extend to or prevent you from enforcing your vested (i.e. non-forfeitable) rights to your accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended), as of the date of termination of your employment, under the Intervoice, Inc. Employee Savings Plan (401(k) Plan).
•    You must execute this form of General Release Agreement on two occasions, as specified in Paragraphs 4.2.1 and 4.2.2 of the Severance Agreement, and then on each of such occasions promptly return the executed instrument to Intervoice, to the attention of Don Brown, Senior Vice President Human Resources and Real Estate, at the Dallas corporate headquarters facility. After you have signed and returned this General Release Agreement in such manner, on each occasion you will still have an additional seven days to reconsider and revoke your acceptance, if you wish. In order to be effective, a revocation by you must be in writing and received by Intervoice, to the attention of Don Brown at the Dallas corporate headquarters facility, within the seven-day revocation period.
•    You are advised and encouraged to discuss this release with your attorney. In any event, you should thoroughly review and understand the effect of this document before signing it.
1. GENERAL RELEASE:
     (a) In exchange for Intervoice providing to me the special compensation and benefits set forth in Paragraph 3 of the Severance Agreement, I hereby release and discharge the Released Parties (as defined below) from, and waive to the maximum extent permitted by law, any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim against any of them.
     (b) This General Release Agreement includes but is not limited to any and all claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), or claims growing out of any legal restrictions, contractual or otherwise, on the right of Intervoice or any of its Affiliates (as that term is defined in the Severance Agreement) to establish and administer the terms and conditions and to terminate the employment of its or their employees. This General Release Agreement does not, however, waive claims under the ADEA that do not exist as of the date on which I have signed this General Release Agreement.
General Release Agreement, Page 1 of 2

     (c) The Released Parties are (i) Intervoice, Inc.; (ii) any Affiliates of Intervoice, Inc., as that term is defined in the Severance Agreement; and (iii) the past, present, and future officers, directors, shareholders, partners, fiduciaries, agents, employees, benefit plans, benefit plan sponsors and administrators, representatives, insurers, attorneys, heirs, successors, and assigns of the entities or persons named in (i) and (ii).
2. MY UNDERSTANDINGS:
     I acknowledge and agree that:
     (a) Absent this General Release Agreement Intervoice has no legal obligation to provide me with the special compensation and benefits set forth in Paragraph 3 of the Severance Agreement.
     (b) I have carefully read and fully understand all of the provisions of this General Release Agreement.
     (c) This General Release Agreement is knowing and voluntary on my part.
     (d) I have been allowed at least 21 days to deliberate regarding the terms of this General Release Agreement.
     (e) I have had the right and have been encouraged by Intervoice to consult with an attorney in connection with this General Release Agreement.
     (f) I am not relying on any written or oral statement or promise other than as set out in this General Release Agreement and the Severance Agreement (including my prior agreements referred to therein).
     (g) After signing this General Release Agreement, I have seven days to revoke its terms in which case it will not become effective or enforceable.
3. JURY WAIVER: On behalf of myself and any other party who might assert a claim derivative of my own, I hereby irrevocably and unconditionally waive the right to a trial by jury in any action or proceeding (i) seeking to enforce, or alleging the breach of, any provision of this General Release Agreement, or (ii) making any claim against any of the Released Parties, regardless of whether such claim is covered by this General Release Agreement.
4. This General Release Agreement shall be governed by and construed in accordance with the laws of the State of Texas except for its laws with respect to conflicts of laws.

Date signed:
Robert E. Ritchey

Date signed:
Signature of Witness
General Release Agreement, Page 2 of 2

EXHIBIT B TO SEVERANCE AGREEMENT
SCHEDULE OF STOCK OPTIONS
ACCELERATION OF VESTING AND EXTENSION OF EXERCISE PERIODS

Option Grant Date	Option Exercise Price	Unexercised Options	Plan	Unvested Options*	Description of Option Change(s)
12/1/2000	7.51550	100,000	1999 Plan	—	Extend exercise period under Paragraph 3.4**
4/22/2003	1.88000	40,000	1999 Plan	—	Extend exercise period under Paragraph 3.4
8/20/2003	7.11500	200,000	2003 Plan	—	Extend exercise period under Paragraph 3.4
7/21/2004	9.10500	150,000	2003 Plan	—	Extend exercise period under Paragraph 3.4
7/13/2005	9.53500	122,500	2005 Plan	122,500	Extend exercise period under Paragraph 3.4 and
					accelerate option vesting under Paragraph 3.3
7/13/2006	6.97500	150,000	2005 Plan	50,000	Extend exercise period under Paragraph 3.4 and
					accelerate option vesting under Paragraph 3.3
		762,500		172,500

*	As of August 31, 2008.

**	Paragraph references are to Paragraphs in the Severance Agreement.